Exhibit 99.2

From: danielfin Sent: Wednesday, mhollan March 10, 2021 9:24 AM To: Cc: ‘RoyW. >; ‘JeffMacDowell’ <jeffmacdow Subject: RE: Follow Up Murray, Good Morning, I am providing this email on behalf Roy, Jeff and me. We believe our resignations speak for themselves and decline to advise the Company on its disclosure obligations Sincerely, Dan From: Murray Holland <mholland Sent: Tuesday, March 9, 2021 4:24 PM To: Roy Bailey <rbailey ; Jeff MacDowell <jeffmacdowell >; ‘Dan Fine’ <danielfin Subject: Follow Up Dan, Roy and Jeff: I wanted to confirm that we received your resignations on March 6. I also wanted to provide you with a brief update as well as attend to a single matter of housekeeping related to your departure. By way of update, I wanted to confirm what l had previously communicated to Roy regarding seniority that, after discussions with those holding approval rights, GWG will be funding Ben using a preferred equity that is senior to both the Preferred C and the Preferred A. l. The class of equity will otherwise have the same or similar benefits of the Preferred c. specifically the advantaged conversion mechanic under the UPA, giving GWG both seniority and upside. Note also that Murray Devine has communicated with Deloitte on concluding their valuation, and management anticipates that Murray Devine’s final valuation will be in line with the other investment banker valuations. Second, as it relates to your resignations, GWG will be filing the standard Form 8-K later this week. The 8-K, consistent with GWG’s past disclosure in similar context, will include the following language: “On March 6, 2021. Messrs. McDowell, Fine and Bailey resigned as directors of GWG Holdings, Inc. (the “Company”). These resignations were not due to any disagreement with the Company on any matter relating to the operations, policies or practices of the Company.” We wish you the best in your respective endeavors and thank you again for your service. Murray